EXHIBIT 10.1

GOLDEN STAR RESOURCES LTD.
10901 W. Toller Drive, Suite 300
Littleton, CO 80127-6312 USA

Tel: (303) 830-9000	Fax: (303) 830-9094
Direct Tel: (303) 894-4613	e-mail: info@gsr.com

May 27, 2004

VIA FAX
PRIVATE & CONFIDENTIAL

Coeur d’Alene Mines Corporation
505 Front Ave.
Coeur d’Alene, ID 83814

Attention:	Dennis Wheeler
Chairman and Chief Executive Officer

Dear Sirs:

     We confirm your intention to make a proposal to Wheaton River Minerals Ltd. (“Wheaton River”) to proceed with a business combination with Wheaton River (the “Wheaton River Combination”) and our intention to make a proposal to IAMGold Corporation (“IAMGold”) to proceed with a business combination with IAMGold (the “IAMGold Combination”). The terms Wheaton River Combination and IAMGold Combination shall include those transactions as modified or amended from time to time prior to their completion.

     Pursuant to the terms of an arrangement agreement between IAMGold and Wheaton River dated April 23, 2004 (the “Existing Agreement”), IAMGold and Wheaton River are each obligated to the other to pay a break fee (a “Break Fee”) upon the occurrence of specified events and in the amounts determined pursuant to Subsections 6.03(a) and (b) of the Existing Agreement.

     If we are successful in obtaining control of IAMGold pursuant to the IAMGold Combination, and Coeur is successful in obtaining control of Wheaton River pursuant to the Wheaton River Combination, you agree to pay us, or to cause Wheaton River to pay to IAMGold, a net amount in cash equal to $26,000,000 (the “Coeur Adjustment”), subject to adjustment in accordance with the following paragraph, in immediately available funds to an account designated by us within five business days following the later of: (i) the completion of the IAMGold Combination and (ii) the completion of the Wheaton River Combination. For greater certainty, the Coeur Adjustment is intended to approximate the net amount payable if the Break Fees in Subsections 6.03(a) and (b) of the Existing Agreement were each triggered at the date hereof, and is intended to be made in lieu of paying the respective Break Fees provided for therein.

     If and to the extent either of the Break Fees provided for in Subsections 6.03(a) and (b) of the Existing Agreement are required by their terms to be paid in advance of the Coeur Adjustment becoming payable, adjustments shall be made such that, if both the Wheaton River Combination and the IAMGold Combination are successfully completed, the net amount paid by you to us, or by Wheaton River to IAMGold, is an amount equal to the Coeur Adjustment.

     We both agree that, in the event that Wheaton River has paid the Break Free payable pursuant to Section 6.03(a) of the Existing Agreement, Golden Star has been successful in obtaining control of IAMGold but IAMGold has not paid the Break Fee payable pursuant to Section 6.03(b) of the Existing Agreement, then Golden Star will pay Coeur, or cause IAMGold to pay Wheaton River, the amount that is required to result in the net payment made by Wheaton River/Coeur to Golden Star/IAMGold being equal to the Coeur Adjustment.

     To the extent legally permitted, each of us will sign, or cause Wheaton River and IAMGold to sign, such waivers or other documents in order to carry out the intent of this letter.

     You agree that in the event the Coeur Adjustment becomes payable you shall be legally obligated, within the time specified above, to pay the Coeur Adjustment to us in the event you are unable to cause Wheaton River to make the payment to IAMGold.

     This agreement will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. All references to currency herein are to lawful money of the United States.

     If the foregoing reflects your understanding, please execute both copies of this letter and return a copy to the undersigned.

Yours very truly

GOLDEN STAR RESOURCES LTD.

Per:	/s/ Peter Bradford

Authorized Signing Officer

Accepted and agreed this 27th day of May, 2004.

COEUR D’ALENE MINES CORPORATION

Per:	/s/ Dennis Wheeler

Authorized Signing Officer